Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2021 Financial Results

LEAWOOD, KANSAS, USA - October 20, 2021 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2021 financial results.

Euronet reports the following consolidated results for the third quarter 2021 compared with the same period of 2020:

•	Revenues of $816.6 million, a 23% increase from $664.4 million (22% increase on a constant currency[1] basis).
•	Operating income of $114.5 million, a 73% increase from $66.1 million (72% increase on a constant currency basis).
•	Adjusted operating income[2] of $114.5 million, a 69% increase from $67.6 million (68% increase on a constant currency basis).
•	Adjusted EBITDA[3] of $155.2 million, a 48% increase from $105.0 million (47% increase on a constant currency basis).
•	Net income attributable to Euronet of $73.9 million, or $1.37 diluted earnings per share, compared with net income of $40.2 million, or $0.76 diluted earnings per share.
•	Adjusted earnings per share[4] of $1.77, a 58% increase from $1.12
•
Euronet's cash and cash equivalents were $1,048.5 million and ATM cash was $669.7 million, totaling $1,718 million as of September 30, 2021, and availability under its revolving credit facilities was approximately $920 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am extremely pleased that we were able to deliver a very good third quarter where revenue exceeded our third quarter 2019 revenue and where earnings nicely exceeded our expectations as we benefitted from a strong improvement in global travel as borders reopened," stated Michael J. Brown, Euronet's Chairman and CEO. "Our EFT transactions rebounded in-line with the increase in European travel patterns.  epay delivered its fifth consecutive quarter of double-digit earnings growth from continued strength in both mobile and digital media content delivered through digital distribution.  And, money transfer continued to deliver strong growth rates in U.S. and Europe outbound and direct-to-consumer digital transactions. Moreover, we continued to make significant advances in digital product and distributions powered by our cutting-edge REN technology platform."

The stronger than expected third quarter results were largely driven by an immediate improvement in EFT transactions from travelers who were quick to resume their travel plans as European borders were generally opened to fully vaccinated passengers within Europe and from certain countries outside of Europe.

Adjusted operating income in the third quarter 2020 included a $1.5 million intangible asset impairment charge in the money transfer segment. In order to provide more comparable operating results, this impairment charge is excluded from third quarter 2020 adjusted operating income, adjusted EBITDA and adjusted EPS.

Taking into consideration current trends in the business, the latest global COVID-19 landscape and historical seasonal patterns, the Company anticipates that its fourth quarter 2021 revenues will be generally in-line with the third quarter, recognizing seasonal shifting in the mix of revenue between the EFT and epay segments. Adjusted EBITDA is expected to be in the range of approximately $120 million to $130 million.  This outlook does not include any change in foreign exchange rates, changes in COVID-19 containment, adjustments to intangible and other long-lived assets or unusual factors that may develop throughout the quarter.

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2021 compared with the same period or date in 2020:

•	Revenues of $227.1 million, a 58% increase from $144.1 million (56% increase on a constant currency basis).
•	Operating income of $63.2 million, a 919% increase from $6.2 million (908% improvement on a constant currency basis).
•	Adjusted EBITDA of $85.8 million, a 210% improvement from $27.7 million (207% improvement on a constant currency basis).
•	Transactions of 1,173 million, a 29% increase from 910 million.
•	Total of 47,474 installed ATMs as of September 30, 2021, a 2% decrease from 48,208. Operated 45,520 active ATMs as of September 30, 2021, a 4% increase from 43,956.

Revenue, operating income, and adjusted EBITDA growth in the third quarter 2021 were driven by increased domestic and international withdrawal transactions resulting from the partial lifting of travel restrictions across Europe, together with a continued benefit from a significant volume increase in low-value point-of-sale transactions in Europe and low-value payment processing transactions from an Asia Pacific customer's bank wallet and e-commerce site.

The EFT Segment's total installed ATMs were lower than the prior year due to the fourth quarter 2020 removal of nearly 1,750 low-margin outsourced ATMs in India and approximately 2,000 outsourced ATMs for which the ATM processing was taken in-house, partially offset by the addition of more than 3,000 Euronet-owned ATMs. The difference between installed and active ATMs is due to ATMs that have been deactivated due to seasonal closures or COVID-19-related travel restrictions. At the end of the third quarter of 2021, approximately 1,950 ATMs remained closed due to seasonal locations or continued COVID-19 travel restrictions -- 2,300 fewer than the 4,250 that were closed at the end of the third quarter 2020.

The epay Segment reports the following results for the third quarter 2021 compared with the same period or date in 2020:

•	Revenues of $238.3 million, a 20% increase from $198.9 million (19% increase on a constant currency basis).
•	Operating income of $25.9 million, a 17% increase from $22.2 million (17% increase on a constant currency basis).
•	Adjusted EBITDA of $28.2 million, a 16% increase from $24.3 million (16% increase on a constant currency basis).
•	Transactions of 811 million, a 23% increase from 661 million.
•	Point-of-sale ("POS") terminals of approximately 739,000 as of September 30, 2021, a 3% increase from approximately 717,000.
•	Retailer locations of approximately 325,000 as of September 30, 2021, a 1% decrease from approximately 328,000.

The generally consistent third quarter revenue, operating income and adjusted EBITDA and transaction growth was driven by continued digital media and mobile growth, together with the continued expansion of the digital distribution channel.

The Money Transfer Segment reports the following results for the third quarter 2021 compared with the same period or date in 2020:

•	Revenues of $353.5 million, a 9% increase from $323.1 million (8% increase on a constant currency basis).
•	Operating income of $37.6 million, a 21% decrease from $47.6 million (21% decrease on a constant currency basis).
•	Adjusted operating income of $37.6 million, a 23% decrease from $49.1 million (23% decrease on a constant currency basis).
•	Adjusted EBITDA of $46.5 million, a 20% decrease from $57.8 million (20% decrease on a constant currency basis).
•	Total transactions of 34.1 million, a 10% increase from 30.9 million.
•	Network locations of approximately 507,000 as of September 30, 2021, a 13% increase from approximately 447,000.

Third quarter revenue growth was the result of strong 18% growth in U.S. outbound transactions, 58% growth in direct-to-consumer digital transactions and 9% growth in international-originated money transfers - which was a combination of 18% growth in Europe outbound transactions, partially offset by a decline of 32% in transactions originated in Asia Pacific and the Middle East where COVID-19 lockdowns weighed significantly on transactions during the period.  Moreover, revenue growth was partially offset by declines in the U.S. domestic business.  Adjusted operating income and adjusted EBITDA were lower due to benefits from certain FX rate volatility realized in the prior year, together with continued investments in physical and digital network expansion, higher compensation costs and certain new product development costs in the current period.

Corporate and Other reports $12.2 million of expense for the third quarter 2021 compared with $9.9 million for the third quarter 2020. The increase in corporate expense for the third quarter is largely due to higher short- and long-term compensation expense.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,048.5 million as of September 30, 2021, compared to $994.5 million as of June 30, 2021. The increase in unrestricted cash and cash equivalents is largely from cash generated from operations of approximately $116.6 million in the third quarter of 2021.  ATM cash increased to $669.7 million in line with borrowings on the revolving credit facility to fund the seasonally higher ATM cash needs for the peak travel season.

Total indebtedness was $1.21 billion as of September 30, 2021, compared to $1.19 billion as of June 30, 2021, with substantially all of the debt outstanding having a maturity date on or after March 2025.  As of September 30, 2021, availability under the Company's revolving credit facilities was approximately $920 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income (loss), adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income (loss), operating income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding intangible asset impairment charges.  Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, intangible asset impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) intangible asset impairment charges, e) non-cash interest expense, f) non-cash income tax expense and g) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 21, 2021, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 47,474 ATMs, approximately 400,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 62 countries; card software solutions; a prepaid processing network of approximately 739,000 POS terminals at approximately 325,000 retailer locations in 62 countries; and a global money transfer network of approximately 507,000 locations serving 162 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2021	December 31,
	(unaudited)	2020

ASSETS
Current assets:
Cash and cash equivalents	$1,048.5	$1,420.3
ATM cash	669.7	411.1
Restricted cash	3.6	3.3
Settlement assets	928.7	1,140.9
Trade accounts receivable, net	152.6	117.5
Prepaid expenses and other current assets	235.2	272.8

Total current assets	3,038.3	3,365.9

Property and equipment, net	350.7	378.4
Right of use lease asset, net	165.3	162.1
Goodwill and acquired intangible assets, net	748.4	787.7
Other assets, net	223.6	232.6

Total assets	$4,526.3	$4,926.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$928.7	$1,140.9
Accounts payable and other current liabilities	654.1	654.9
Current portion of operating lease liabilities	54.2	52.4
Short-term debt obligations	5.8	7.2

Total current liabilities	1,642.8	1,855.4

Debt obligations, net of current portion	1,197.5	1,437.6
Operating lease liabilities, net of current portion	115.3	106.5
Capital lease obligations, net of current portion	3.2	6.2
Deferred income taxes	38.7	37.9
Other long-term liabilities	37.3	37.2

Total liabilities	3,034.8	3,480.8

Equity	1,491.5	1,445.9

Total liabilities and equity	$4,526.3	$4,926.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2021	2020

Revenues	$816.6	$664.4

Operating expenses:
Direct operating costs	484.4	407.6
Salaries and benefits	119.4	101.5
Selling, general and administrative	64.4	55.3
Impairment of intangible assets	—	1.5
Depreciation and amortization	33.9	32.4
Total operating expenses	702.1	598.3
Operating income	114.5	66.1

Other income (expense):
Interest income	0.2	0.1
Interest expense	(10.2)	(9.4)
Foreign currency exchange loss	(8.1)	(1.4)
Total other expense, net	(18.1)	(10.7)
Income before income taxes	96.4	55.4

Income tax expense	(22.7)	(15.1)

Net income	73.7	40.3
Net income (loss) attributable to noncontrolling interests	0.2	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$73.9	$40.2

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.37	$0.76

Diluted weighted average shares outstanding	53,853,675	53,201,971

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$73.7

Add: Income tax expense					22.7
Add: Total other expense, net					18.1

Operating income (expense)	$63.2	$25.9	$37.6	$(12.2)	$114.5

Add: Depreciation and amortization	22.6	2.3	8.9	0.1	33.9
Add: Share-based compensation	—	—	—	6.8	6.8

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$85.8	$28.2	$46.5	$(5.3)	$155.2

	Three months ended September 30, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net Income					$40.3

Add: Income tax expense					15.1
Add: Total other expense, net					10.7

Operating income (expense)	$6.2	$22.2	$47.6	$(9.9)	$66.1

Add: Intangible asset impairment charges	—	—	1.5	—	1.5

Adjusted operating income (expense)(1)	6.2	22.2	49.1	(9.9)	67.6

Add: Depreciation and amortization	21.5	2.1	8.7	0.1	32.4
Add: Share-based compensation	—	—	—	5.0	5.0

Earnings before interest, taxes, depreciation, amortization, share-based compensation and intangible asset impairment charges (Adjusted EBITDA) (1)	$27.7	$24.3	$57.8	$(4.8)	$105.0

(1) Adjusted operating income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2021	2020

Net income attributable to Euronet Worldwide, Inc.	$73.9	$40.2

Foreign currency exchange loss	8.1	1.4
Intangible asset amortization(1)	5.8	5.8
Share-based compensation(2)	6.8	5.0
Impairment of intangible assets	—	1.5
Non-cash interest accretion(3)	4.0	3.8
Income tax effect of above adjustments(4)	(3.7)	(6.4)
Non-cash GAAP tax expense(5)	1.1	8.5

Adjusted earnings(6)	$96.0	$59.8

Adjusted earnings per share - diluted(6)	$1.77	$1.12

Diluted weighted average shares outstanding (GAAP)	53,853,675	53,201,971

Effect of unrecognized share-based compensation on diluted shares outstanding	392,211	152,672
Adjusted diluted weighted average shares outstanding	54,245,886	53,354,643

(1) Intangible asset amortization of $5.8 million and $5.8 million are included in depreciation and amortization expense of $33.9 million and $32.4 million for the three months ended September 30, 2021 and September 30, 2020, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $6.8 million and $5.0 million are included in salaries and benefits expense of $119.4 million and $101.5 million for the three months ended September 30, 2021 and September 30, 2020, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $4.0 million and $3.8 million are included in interest expense of $10.2 million and $9.4 million for the three months ended September 30, 2021 and September 30, 2020, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.